As filed with the Securities and Exchange Commission on June 13, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mohawk Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-1739858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

37 East 18th Street, 7th Floor

New York, NY 10003

(Address of Principal Executive Offices) (Zip Code)

2014 Amended and Restated Equity Incentive Plan

2018 Equity Incentive Plan

2019 Equity Plan

(Full titles of the plans)

Yaniv Sarig

Chief Executive Officer

Mohawk Group Holdings, Inc.

37 East 18th Street, 7th Floor

New York, NY 10003

(347) 676-1681

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin, Esq.

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share
Issuable pursuant to outstanding options granted under 2014 Amended and Restated Equity Plan	331,692 (2)	$6.26 (3)	$2,076,391.92 (3)	$251.66
Issuable pursuant to outstanding options granted under the 2018 Equity Incentive Plan	1,584,677 (4)	$9.74 (5)	$15,434,753.98 (5)	$1,870.69
Issuable pursuant to outstanding restricted stock awards granted under the 2018 Equity Incentive Plan	64,982 (6)	$10.00 (7)	$649,820.00 (7)	$78.76
Issuable pursuant to awards available for future issuance under the 2018 Equity Incentive Plan	96,636 (8)	$10.00 (7)	$966,360.00 (7)	$117.12
Issued pursuant to outstanding restricted stock awards granted under the 2019 Equity Plan	2,426,025 (9)	$10.00 (7)	$24,260,250.00 (7)	$2,940.34
Total	4,504,012	—	$43,387,575.90	$5,258.57

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2014 Amended and Restated Equity Incentive Plan (the “2014 Plan”), the 2018 Equity Incentive Plan (the “2018 Plan”) and the 2019 Equity Plan (the “2019 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Represents shares of Common Stock reserved for future issuance under the Registrant’s 2014 Plan upon the exercise of outstanding options granted under the 2014 Plan. No further option grants will be made under the 2014 Plan.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $6.26 per share for options issued and outstanding under the 2014 Plan based on exercise prices for such shares ranging from $4.14 to $6.79 per share.

(4)	Represents shares of Common Stock reserved for future issuance under the Registrant’s 2018 Plan upon the exercise of outstanding options granted under the 2018 Plan.
(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $9.74 per share for options issued and outstanding under the 2018 Plan based on exercise prices for such shares ranging from $9.72 to $10.00 per share.

(6)	Represents shares of restricted Common Stock issued pursuant to restricted share awards under the 2018 Plan outstanding as of the date of this Registration Statement.
(7)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $10.00 per share, which is the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated June 12, 2019 relating to the Registrant’s initial public offering.

(8)

Represents shares of Common Stock reserved for awards available for future issuance under the 2018 Plan. The 2018 Plan provides that a number of shares reserved for issuance under the 2019 Plan will automatically increase on January 1st each calendar year for ten years, starting on January 1, 2019 and ending on and including January 1, 2028, by the lesser of (a) such number of shares of Common Stock equal to 15% of the number of shares of Common Stock Deemed Outstanding (as defined in the 2018 Plan) on the immediately preceding December 31st, minus the number of shares of Common Stock in the Share Reserve (as defined in the 2018 Plan) as of immediately prior to the increase, and (b) a number determined by the Registrant’s board of directors.

(9)	Represents shares of restricted Common Stock issued pursuant to restricted share awards under the 2019 Plan outstanding as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)

The Registrant’s Prospectus dated June 12, 2019, filed pursuant to Rule 424(b) under the Securities Act on June 12, 2019, which relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) (as amended and including the exhibits thereto), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s common stock set forth in the Registration Statement on Form 8-A filed with the Commission on June 11, 2019 (File No. 001-38937) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Mohawk Group Holdings, Inc.

37 East 18th Street, 7th Floor

New York, NY 10003

(347) 676-1681

Attn: Chief Executive Officer

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s amended and restated bylaws provide that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at its request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees), liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s amended and restated bylaws also provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by or on behalf of such Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless, and only to the extent, that a court determines, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified to the fullest extent permitted by law by the Registrant against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding, subject to certain exceptions.

The Registrant’s amended and restated bylaws provide that the Registrant may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Registrant has obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description

3.1	Certificate of Incorporation, dated March 26, 2018 (previously filed on May 10, 2019 as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference).

3.2	Certificate of Correction of Certificate of Incorporation, dated April 4, 2018 (previously filed on May 10, 2019 as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference).

3.3	Certificate of Amendment to Certificate of Incorporation, dated May 24, 2019 (previously filed on May 24, 2019 as Exhibit 3.6 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-231381) and incorporated herein by reference).

3.4	Bylaws, dated March 26, 2018 (previously filed on May 10, 2019 as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference).

4.1	Form of Common Stock Certificate (previously filed on May 24, 2019 as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-231381) and incorporated herein by reference).

4.2	Form of Registration Rights Agreement, dated as of April 6, 2018, among Mohawk Group Holdings, Inc. and the purchasers party thereto (previously filed on May 10, 2019 as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference).

4.3	Warrant to Purchase Stock, issued to MidCap Financial Trust on September 4, 2018 (previously filed on May 10, 2019 as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference).

4.4	Form of Warrant, issued to Katalyst Securities LLC and its assigns on September 4, 2018 (previously filed on May 10, 2019 as Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference).

4.5	Form of Warrant, issued to Horizon Technology Finance Corporation on December 31, 2018 (previously filed on May 10, 2019 as Exhibit 4.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference).

4.6	Amendment No.1 to Registration Rights Agreement, dated as of March 2, 2019, among Mohawk Group Holdings, Inc. and the investors party thereto (previously filed on May 10, 2019 as Exhibit 4.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference).

5.1	Opinion of Paul Hastings LLP.

10.1	2014 Amended and Restated Equity Incentive Plan (previously filed on May 10, 2019 as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference).

10.2	Form of Stock Option Grant Notice and Form of Stock Option Agreement (2014 Amended and Restated Equity Incentive Plan) (previously filed on May 10, 2019 as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference.

10.3	2018 Equity Incentive Plan.

10.4	Form of Notice of Grant of Restricted Shares and Form of Restricted Share Award Agreement (2018 Equity Incentive Plan).

10.5	Mohawk Group Holdings, Inc. 2019 Equity Plan (previously filed on May 10, 2019 as Exhibit 10.17 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference.

10.6	Form of Notice of Grant of Restricted Shares and Form of Restricted Share Award Agreement (Mohawk Group Holdings, Inc. 2019 Equity Plan) (previously filed on May 10, 2019 as Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231381) and incorporated herein by reference.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul Hastings LLP (included in Exhibit 5.1).

24.1	Power of Attorney is contained on the signature page.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 12, 2019.

Mohawk Group Holdings, Inc.

By:	/s/ Yaniv Sarig
Name:	Yaniv Sarig
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yaniv Sarig, Fabrice Hamaide and Joseph A. Risico, and each or any one of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Yaniv Sarig Yaniv Sarig	President, Chief Executive Officer and Director (Principal Executive Officer)	June 12, 2019

/s/ Fabrice Hamaide Fabrice Hamaide	Chief Financial Officer (Principal Accounting and Financial Officer)	June 12, 2019

/s/ Stephen Liu, M.D. Stephen Liu, M.D.	Director	June 12, 2019

/s/ Greg B. Petersen Greg B. Petersen	Director	June 12, 2019

/s/ Amy von Walter Amy von Walter	Director	June 12, 2019